EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 10, 2010 with respect to the financial statements of Strategos Deep Value Mortgage Fund L. P., Strategos Deep Value Mortgage (Offshore) Fund L. P., and Strategos Deep Value Mortgage Master Fund Ltd., appearing in the 2009 Annual Report on Form 10-K of Cohen & Company Inc., which are incorporated by reference in this Prospectus and Registration Statement. We consent to the incorporation by reference in the Prospectus and Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

April 28, 2010